UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Robertson, Jerry E.
   10750 Columbia Pike
   Silver Spring, MD  20901
2. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc.
   CHH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5/22/9|M   | |3,662             |A  |$8.5551    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/22/9|M   | |336               |A  |$10.3922   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/29/9|A   |V|1,815             |A  |N/A        |7,838(1)           |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |--    |--  |-|--                |-- |--         |15,500             |I     |Note 2                     |
                           |      |    |-|                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Common Stock Option (R|$8.5551 |5/22/|M   | |3,662      |D  |9/9/9|9/9/0|Common Stock|3,662  |       |            |   |            |
ight to Buy)          |        |98   |    | |           |   |7    |4    |            |       |       |            |   |            |
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      "           "   |$10.3922|5/22/|M   | |336        |D  |9/28/|9/28/|Common Stock|336    |       |            |   |            |
      "          "    |        |98   |    | |           |   |97   |05   |            |       |       |            |   |            |
  "    "              |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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      "           "   |--      |--   |--  |-|-- --      |A,D|--   |--   |--          |--     |--     |9,802       |D  |            |
      "          "    |        |     |    |-|           |   |     |     |            |       |       |            |   |            |
  "    "              |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Note 1: Includes 4,598 shares of restricted stock granted pursuant to the Choice Hotels Non-Employee Director
Stock Compensation Plan and 1,478 shares acquired pursuant to the Choice Hotels International, Inc.
Non-Employee Director Stock Option and Deferred Compensation Stock Purchase
Plan.
Note 2: Beneficially owned by the J.S. Robertson Limited Partnership, of which the reporting person and his wife are the general partners.
SIGNATURE OF REPORTING PERSON
Jerry Robertson
DATE
June 10, 1998